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                                WisdomTree Trust
                           48 Wall Street, 11th Floor
                               New York, NY 10005



December 28, 2007

VIA ELECTRONIC FILING

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Attn:   Christian Sandoe

RE:      WisdomTree Trust
         Post-Effective Amendment No. 8 to Registration Statement on Form N-1A File Nos. 333-132380 and 811-21864

Dear Mr. Sandoe:

         We hereby request that the effective date for Post-Effective Amendment No. 8 to the above-captioned Registration Statement be accelerated so that it will become effective on Wednesday, January 2, 2008, or as soon thereafter as practicable, after the filing thereof with the Securities and Exchange Commission.

                                            Very truly yours,

                                            WisdomTree Trust


                                            By:  /s/ Richard A. Morris
                                                 ---------------------------
                                                 Name:  Richard A. Morris
                                                 Title: Secretary